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                                                                     Exhibit 8.2
                                                                     -----------



                            Blake, Cassels & Graydon
                           Box 25, Commerce Court West
                            Toronto, Ontario M5L 1A9



                                January 23, 1997


PLD Telekom Inc.
166 Pearl Street
Toronto, Ontario
M5H 1L3

Re:      Registration Statement on Form S-4

Ladies and Gentlemen:

         You have requested our opinion regarding certain federal income tax aspects of the continuation of PLD Telekom Inc., an Ontario corporation (the "Company") as a corporation ("PLD Delaware") under the Delaware General Corporation Law and the simultaneous discontinuation of the Company as a corporation under the Business Corporations Act (Ontario), all as described in the Registration Statement on Form S-4 (File No. 333-18713), filed with the Securities and Exchange Commission on December 24, 1996, as amended (the "Registration Statement"). This opinion is based upon our review of the Registration Statement and our assumption that the Continuance, as described in the Registration Statement, will take place in accordance with the description included therein.

                                     Opinion

                  Based on the foregoing and in our opinion the statements of law and conclusions of law included in the Registration Statement under the heading "Certain Canadian Federal Income Tax Considerations" (i) based on the legislation, certain proposed amendments thereto and our understanding of administrative and assessing practices of Revenue Canada, Customs, Excise and Taxation, all as set out under such heading, and (ii) subject to the limitations and qualifications and based on the assumptions, all as set out under such heading, are at the date hereof an accurate summary, in all material respects, of the principal Canadian federal income tax considerations of the Continuance generally applicable to the Company and the shareholders of the Company referred to under such heading. No opinion is expressed regarding any statements, assumptions or opinions regarding factual matters contained in the Registration Statement.
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PLD Telekom Inc.
January 23, 1997
Page 2




                  Should any of the facts, assumptions or understandings referred to above prove incorrect, please let us know so that we may consider the effect, if any, on our opinion. No assurances can be given that any of the foregoing authorities will not be modified, revoked, supplemented, revised, reversed or overruled or that any such modification, renovation, supplementation, revision, reversal or overruling will not adversely affect the opinion set forth above.

                  We understand that this opinion is to be used in connection with the registration of shares of the Company's Common Stock, without par value, Series II Convertible Preferred Stock without par value, and Series III Convertible Preferred Stock, without par value, pursuant to the Securities Act of 1933, as amended. We consent to the filing of this opinion in connection with and as a part of the Registration Statement on Form S-4 and amendments thereto. We also hereby consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving such consents, however, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission thereunder.


                                             Very truly yours,

                                             /s/ Blake, Cassels & Graydon